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                                                                    Exhibit 12

                                October 7, 1998

Members of the Board of Directors
Mecklermedia Corp.
20 Ketchum Street
Westport, Connecticut 06880

To the Board of Directors

     We are pleased to confirm in writing our presentation to a meeting of the Board of Directors on Wednesday, October 6, 1998, of our opinion, as of this date, as to (a) the fairness, from a financial point of view, of the consideration to be received by the holders of the outstanding shares of Common Stock, .01 par value per share (the "Common Stock"), and options and warrants to purchase Company Common Stock of Mecklermedia Corp., a Delaware corporation (the "Company"), and (b) the fairness, from a financial point of view, to the Company of the terms of the Proposed Transactions referred to hereinafter.

     Pursuant to the proposed Agreement and Plan of Merger (the "Merger Agreement"), to be entered into by and among the Company, Penton Media Inc., a Delaware corporation, (the "Purchaser"), and a wholly-owned subsidiary of the Purchaser (the "Merger Sub"), the Company will enter into a business combination transaction effected by a cash tender offer made by Purchaser and Merger Sub for Company Common Stock and options and warrants to purchase Company Common Stock, to be followed by a merger of Merger Sub with and into the Company (the "Merger Transaction"). In connection with the Merger Transaction, Purchaser at the Effective Time will cause the organization of a limited liability company under Delaware law ("Newco"), to which Purchaser is to contribute the Company's internet business assets in consideration for Newco's issuance to Purchaser of 19.9% of Newco's equity

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Members of the Board of Directors
Mecklermedia Corp.
October 7, 1998
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interest. At the Effective Time, in consideration of the payment of $18 million, Newco is to issue 80.1% of its equity interest to Alan M. Meckler, the Company's founder, principal stockholder and Chief Executive Officer, which equity interest is subject to dilution pursuant to an option granted by Mr. Meckler to Purchaser (the "Newco Transaction" and, collectively with the Merger Transaction, the "Proposed Transactions"). In connection with the Proposed Transactions, Mr. Meckler has granted Purchaser the option to purchase for cash and without interest his Common Stock at the same price per share offered to other Company stockholders in the Merger Transaction. Unless otherwise specifically defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Merger Agreement.

     Pursuant to the terms, and subject to the conditions contained in, the documentation relating to the Proposed Transactions, among other things, (i) Purchaser will make a tender offer to purchase all shares of Company Common Stock for a purchase price of $29 in cash, without interest, subject to certain terms and conditions; (ii) Purchaser will offer to purchase Company issued warrants and options to purchase Common Stock in cash without interest for a price equal to the difference between $29 and the exercise price of such warrants and options; and (iii) Mr. Meckler will acquire an 80.1% equity interest in the Company's internet business assets held by Newco for an aggregate purchase price of $18 million in cash (subject to dilution by Purchaser's option to purchase from Mr. Meckler 10% of Newco), and the remaining 19.9% equity interest in Newco will be issued to Purchaser or one of its affiliates. As part of the Proposed Transactions, Newco and Purchaser are to enter into license and service agreements, and Mr. Meckler will enter into a non-competition and consulting agreement with Purchaser.

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Members of the Board of Directors
Mecklermedia Corp.
October 7, 1998
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     We understand that all approvals required for the consummation of the
Proposed Transactions have been or, prior to consummation of the Proposed Transactions, will be obtained. We understand Purchaser has obtained financing commitments subject to certain terms and conditions which commitments, when funded and combined with the existing working capital of the Purchaser and the Company, will be sufficient to timely meet Purchaser's obligations under the Merger Agreement. We note the Proposed Transactions are conditioned on the funding of such financing commitments.


     As you know Allen & Company Incorporated ("Allen") will receive a fee for preparing and rendering this opinion pursuant to the engagement letter agreement by and between the Company and Allen. We note that Allen beneficially owns 30,000 shares of the Company's Common Stock.

     In arriving at our opinion, we have among other things:

          (i) reviewed the terms and conditions of the Proposed Transactions, including the draft Merger Agreement and the draft agreements ancillary thereto, including the draft Newco Agreement between Newco and the Purchaser (none of which prior to the delivery of our opinion has been executed by the parties), as well as commitment letters summarizing certain of Purchaser's financing arrangements;

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Members of the Board of Directors
Mecklermedia Corp.
October 7, 1998
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          (ii) analyzed publicly available historical business and financial information relating to the Company and the Purchaser, as presented in documents filed with the Securities and Exchange Commission;

          (iii) reviewed certain financial, operating and budgetary data provided to us by the Company relating to its businesses;

          (iv) conducted discussions with certain members of the senior management of the Company with respect to the financial condition, business, operations, strategic objectives and prospects of the Company, as well as industry trends prevailing in the Company's business;

          (v) reviewed and analyzed public information, including certain stock market data and financial information relating to selected public companies in lines of business which we believe to be comparable to the Company's, as well as analysts' reports and estimates for the Company;

          (vi) reviewed the trading history of the Company's and the Purchaser's Common Stock, including their performance in comparison to market indices and to selected companies in comparable businesses;

          (vii) reviewed public financial and transaction information relating to business combinations we deemed to be comparable to the Proposed Transactions;


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Members of the Board of Directors
Mecklermedia Corp.
October 7, 1998
Page 5

          (viii) considered premiums and multiples paid in recent transactions we deemed comparable to the Merger Transaction;

          (ix) conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information respecting the Company and the Purchaser and any other information provided to us, and we have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets of the Company. With respect to the business plans referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available information and the good faith estimates and judgments of the management of the Company as to the future financial performance of the Company's business.

     In addition to our review and analysis of the specific information set forth above, our opinion herein reflects and gives effect to our knowledge of the industry and our assessment of general economic, monetary and market conditions existing as of the date hereof as they may affect the business and prospects of the Company.

     We have prepared this opinion at the request and for the benefit of the Board of Directors of the Company, and consent to its inclusion in filings the Company may be required to make with the Securities and Exchange Commission. The opinion rendered herein does not constitute a recommendation that the Company pursue the Proposed Transactions or that any stockholder of the Company vote to approve the Proposed Transactions.

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Members of the Board of Directors
Mecklermedia Corp.
October 7, 1998
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     Based on and subject to the foregoing, we are of the opinion that, as of this date, (a) the consideration to be received pursuant to the Merger Transaction by the holders of the Company's Common Stock and options and warrants to purchase Common Stock is fair to such holders from a financial point of view, and (b) the terms of the Proposed Transactions are fair to the Company from a financial point of view.

                                             Very truly yours,

                                             ALLEN & COMPANY INCORPORATED

                                             By: /s/ NANCY B. PERETSMAN
                                                 --------------------------
                                                 Nancy B. Peretsman
                                                 Managing Director